Exhibit 10.13

LEASE AGREEMENT BETWEEN

TC DALLAS #2, LP,

AS LANDLORD, AND

REPUBLIC UNDERWRITERS INSURANCE COMPANY

AS TENANT

DATED AUGUST 31, 2004

DALLAS, TEXAS

BASIC LEASE INFORMATION

Lease Date:	August 31, 2004

Landlord:	TC Dallas #2, LP, a Delaware limited partnership

Tenant:	Republic Underwriters Insurance Company, a Texas corporation

Premises:	That certain building (the “Building”), containing 113,359 rentable square feet, and whose street address is 5525 LBJ Freeway, Dallas, Texas 75240. The land on which the Building is located (the “Land”) is described on Exhibit A. The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, loading dock areas, roadways and similar improvements and easements associated with the foregoing or the operation thereof.

Term:	144 full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 144th full calendar month following the Commencement Date, subject to renewal and earlier termination as provided in the Lease.

Commencement Date:	The earlier of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein, or (b) 150 days after the date on which Landlord tenders possession of the Premises to Tenant.

Rent Commencement Date	The earlier of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein, or (b) March 1, 2005. The Rent Commencement Date shall not be extended for any reason, known or unknown, including any delays caused by force majeure, any failure to deliver possession of the Project to Tenant, or any other cause whatsoever.

Basic Rent:	Beginning on the Rent Commencement Date, Basic Rent shall be the following amounts for the following periods of time:

Lease Month	Annual Basic Rent	Monthly Basic Rent
Rent Commencement Date – 12	$2,058,601.00	$171,550.08
13 – 24	$2,099,773.02	$174,981.09
25 – 36	$2,141,768.48	$178,480.71
37 – 48	$2,184,603.85	$182,050.32
49 – 60	$2,228,295.93	$185,691.33
61 – 72	$2,272,861.85	$189,405.15
73 – 84	$2,318,319.08	$193,193.26
85 – 96	$2,364,685.46	$197,057.12
97 – 108	$2,411,979.17	$200,998.26
109 – 120	$2,460,218.76	$205,018.23
121 – 132	$2,509,423.13	$209,118.59
133 – 144	$2,559,611.59	$213,300.97

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

i

Additional Rent:	Taxes.

Security Deposit:	None.

Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General office use.

Initial Liability Insurance Amount:	$10,000,000 (which may be accomplished by Tenant maintaining a $1,000,000 per occurrence liability policy and an excess liability insurance policy, in each case, as more particularly described in Exhibit G hereto).

Tenant’s Address:

Prior to Commencement Date:

Republic Underwriters Insurance Company

2727 Turtle Creek Boulevard

Dallas, Texas 75219

Attention: Parker Rush

Telephone: 214- 559- 1836

Telecopy: 214-559-5868

with a copy to:

Republic Underwriters Insurance Company

2727 Turtle Creek Boulevard

Dallas, Texas 75219

Attention: Marti Croft

Telephone: 214-559-1264

Telecopy: 214-526-2104

Following Commencement Date:

Republic Underwriters Insurance Company

5525 LBJ Freeway

Dallas, Texas 75240

Attention: Parker Rush

Telephone: [To be determined per Exhibit D hereto.]

Telecopy: [To be determined per Exhibit D hereto.]

with a copy to:

Republic Underwriters Insurance Company

5525 LBJ Freeway

Dallas, Texas 75240

Attention: Marti Croft

Telephone: [To be determined per Exhibit D hereto.]

Telecopy: [To be determined per Exhibit D hereto.]

Landlord’s Address:	For all Notices: TC Dallas #2, LP c/o Trammell Crow Company 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attn: Richard Fletcher Telephone: 214-863-3086 Telecopy: 214-863-4200	With a copy to: TC Dallas #2, LP c/o Trammell Crow Company 2200 Ross Avenue, Suite 3700 Dallas, Texas 75201 Attn: Denton Walker Telephone: 214-979-6581 Telecopy: 214-979-6355

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:	TC DALLAS #2, LP, a Delaware limited partnership

	By:	TCDFW Investment and Development, Inc., a Delaware corporation, its general partner

		By:	/s/ MARK C. ALLYN
Name:
		Title:	Ex. Vice President

TENANT:	REPUBLIC UNDERWRITERS INSURANCE COMPANY, a Texas corporation

	By:	/s/ PARKER W. RUSH
Name:
	Title:	President & CEO

15.	Condemnation	9

(a)	Total Taking	9
(b)	Partial Taking - Tenant’s Rights	9
(c)	Partial Taking - Landlord’s Rights	9
(d)	Temporary Taking	10
(e)	Award	10

16.	Fire or Other Casualty	10

(a)	Repair Estimate	10
(b)	Tenant’s Rights	10
(c)	Landlord’s Rights	10
(d)	Repair Obligation	10
(e)	Abatement of Rent	10

17.	Personal Property Taxes	11

18.	Events of Default	11

(a)	Payment Default	11
(b)	Abandonment	11
(c)	Estoppel	11
(d)	Insurance	11
(e)	Mechanic’s Liens	11
(f)	Other Defaults	11
(g)	Insolvency	11

19.	Remedies	12

(a)	Termination of Lease	12
(b)	Termination of Possession	12
(c)	Perform Acts on Behalf of Tenant	12
(d)	Suspension of Services	12
(e)	Alteration of Locks	12

20.	Payment by Tenant; Non-Waiver; Cumulative Remedies	12

(a)	Payment by Tenant	12
(b)	No Waiver	13
(c)	Cumulative Remedies	13

21.	Landlord’s Lien	13

22.	Surrender of Project	13

23.	Holding Over	13

24.	Certain Rights Reserved by Landlord	14

(a)	Building Operations	14
(b)	Security	14
(c)	Prospective Purchasers and Lenders	14
(d)	Prospective Tenants	14

25.	Miscellaneous	14

(a)	Landlord Transfer	14
(b)	Landlord’s Liability	14
(c)	Force Majeure	14
(d)	Brokerage	15
(e)	Estoppel Certificates	15
(f)	Notices	15
(g)	Separability	15
(h)	Amendments; Binding Effect	15
(i)	Quiet Enjoyment	15

v

(j)	No Merger	16
(k)	No Offer	16
(l)	Entire Agreement	16
(m)	Replacement Building	16
(n)	Waiver of Jury Trial	17
(o)	Governing Law	17
(p)	Recording	17
(q)	Water or Mold Notification	17
(r)	Joint and Several Liability	17
(s)	Financial Reports	17
(t)	Landlord’s Fees	18
(u)	Confidentiality	18
(v)	Authority	18
(w)	Security Service	18
(x)	Determination of Charges	18
(y)	Prohibited Persons and Transactions	18
(z)	List of Exhibits	19

26.	Environmental Requirements	19

(a)	Prohibition against Hazardous Materials	19
(b)	Environmental Requirements	19
(c)	Removal of Hazardous Materials	19
(d)	Tenant’s Indemnity	20
(e)	Inspections and Tests	20
(f)	Tenant’s Financial Assurance in the Event of a Breach	20

27.	Parking	20

28.	Other Provisions	20

(a)	Signage	20
(b)	Stipulated Carry Costs	21

29.	Letter of Credit	21

(a)	Financial Covenants; General Provisions	21
(b)	Drawings under Letter of Credit	21
(c)	Use of Proceeds by Landlord	22
(d)	Additional Covenants of Tenant	22
(e)	Transfer of Letter of Credit	23
(f)	Termination of Requirement to Deliver Letter of Credit	23
(g)	Nature of Letter of Credit	23

30.	Right of First Refusal to Purchase	23

(a)	Grant of Right	23
(b)	Sale “As Is, Where Is”	24
(c)	Termination of Right of First Refusal	24
(d)	Brokerage	24
(e)	Ongoing Right; Two-Time Right	24
(f)	Definitions	25

LIST OF DEFINED TERMS

Page No.
Acceptance Period	26
Additional Rent	ii
Affiliate	1
All Risks	G-1
Approval Criteria	C-2
Architect	C-1
Basic Lease Information	1
Basic Rent	i
Building	i
Building’s Structure	1
Building’s Systems	1
Casualty	11
Centerpoint	C-4
Commencement Date	i
Completed Application for Payment	C-4
Construction Allowance	C-3
Curative Costs	3
Damage Notice	11
Default Rate	2
Due Date	F-1
Environmental Requirements	22
Estimated Delivery Date	1
Event of Default	12
Final LC Expiration Date	24
GAAP	8
Hazardous Materials	22
including	1
Land	i
Landlord	1
Landlord’s Mortgagee	9
Law	1
Laws	1
LC Proceeds Account	25
Lease	1
Lease Month	ii
Letter of Credit	24
Letter of Credit Amount	24
Loss	9
Mortgage	9
OFAC	21
Permitted Transfer	7
Permitted Transferee	7
Permitted Use	ii
Pre-Existing Hazardous	22
Premises	i
Prevailing Rental Rate	H-1
Primary Lease	9
Project	i
Purchase Offer	27
Rent	ii
Rent Commencement Date	i
Repair Period	11
ROFR Contract	27

Security Deposit	ii
Security Deposit Laws	26
Sign	23
Sign Requirements	23
Space Plans	C-1
Space Plans Delivery Deadline	C-1
Substantial Completion	C-3
Substantially Completed	C-3
Taking	10
Tangible Net Worth	8
Taxes	F-1
Tenant	1
Tenant Party	1
Tenant’s Broker	17
Term	i
Third-Party	27
Total Construction Costs	C-3
Transfer	6
Transfer Notice	26
Work	C-2
Working Drawings	C-2
Working Drawings Delivery Deadline	C-1

LEASE

THIS LEASE AGREEMENT (this “Lease”) is entered into as of August 31, 2004, between TC DALLAS #2, LP, a Delaware limited partnership (“Landlord”), and Republic Underwriters Insurance Company, a Texas corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams of the Building and the adjacent structured parking garage; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders, and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law” means any of the foregoing; and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests, and invitees.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Project. Additionally, subject to the terms of this Lease and Landlord’s rules and regulations therefor, Tenant and its employees and invitees shall have a license to use any applicable parking areas, driveways, loading dock areas, roadways and other similar improvements associated with the Project.

3. Tender of Possession. Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant within two business days following Landlord’s acquisition of the Project, which is anticipated to occur on or about October 1, 2004 (the “Estimated Delivery Date”). If Landlord is unable to tender possession of the Premises to Tenant by the Estimated Delivery Date, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall take possession of the Premises when Landlord tenders possession thereof to Tenant. By occupying the Project, Tenant shall be deemed to have accepted the Project in its condition as of the date of such occupancy, subject to the completion of Landlord’s work to be performed under Section 1 of Exhibit C hereto. Within ten days following Landlord’s written request therefor, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit D hereto confirming (1) the Commencement Date, the Rent Commencement Date and the expiration date of the initial Term, (2) that Tenant has accepted the Project, and (3) that Landlord has performed all of its obligations with respect to the Project; however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Occupancy of the Project by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent. Prior to the Commencement Date, Landlord shall perform or cause to be performed the maintenance responsibilities with respect to the Project and shall pay for the operating expenses with respect to the Project. Following the Commencement Date, Tenant shall pay for such items as provided herein. If Landlord is unable to tender possession of the Project to Tenant, then the provisions of Section 25(l) shall also apply.

4. Rent.

(a) Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord’s address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Basic Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent shall be payable on the Rent Commencement Date; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the second full calendar month following the Rent Commencement Date. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of a fraction, the numerator of which is the number of days in the partial month and the denominator of which is the number of days in such full calendar month, multiplied by the monthly installment of Basic Rent in effect during such partial month and shall be due on the Rent Commencement Date. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated.

(b) Taxes. Tenant shall pay Taxes in accordance with Exhibit F hereto.

5. Delinquent Payment; Handling Charges. All payments required of Tenant hereunder more than three business days past due shall bear interest from the date due until paid at the lesser of fifteen percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to the greater of (a) $50.00 or (b) five percent of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

6. Security Deposit. [Intentionally deleted.]

7. Landlord’s Maintenance Obligations. This Lease is intended to be a net lease; accordingly, except for those items to be performed by Landlord as provided in Exhibit C-1 hereto, Landlord shall have no obligation, in any manner whatsoever, to pay for any repairs, maintenance or replacements to the Project, all of which shall be paid by Tenant. Notwithstanding the foregoing, Landlord shall pay for the replacements of the Building’s Structure. The Building’s Structure does not include skylights, windows, glass or plate glass, doors or overhead doors, special fronts, or office entries, dock bumpers, dock plates or levelers, loading areas and docks, and loading dock equipment, all of which shall be maintained by Tenant. Landlord’s liability for any defects, repairs, replacement or maintenance for which Landlord is specifically responsible for under this Lease shall be limited to the cost of performing the work, including (with respect to that portion of the responsibilities allocated to Landlord under this Section 7) any replacement parts, and building materials and supplies. Tenant shall promptly notify Landlord in writing of any work required to be performed under this Section 7. Additionally, in no event shall Landlord be responsible for alterations to the Building’s Structure required by applicable Law because of Tenant’s use of the Premises (which alterations shall be made by Tenant at its sole cost and expense). In no event shall Tenant be responsible for additions or alterations to the Project which are required by Laws solely in order to permit a sale or transfer of the Project if Tenant would not otherwise be required by Laws to perform such additions or alterations to the Project. Notwithstanding anything to the contrary contained herein, Landlord shall, in its sole and absolute discretion, determine the appropriate remedial action required of it to satisfy its maintenance obligations hereunder (e.g., Landlord shall, in its sole discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action). If Landlord fails to perform its obligations under this Section 7 or its obligations under Exhibit C-1 hereto, and such failure continues for 30 days following written notification thereof from Tenant to Landlord (or such longer period of time if Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion), and such failure materially adversely affects Tenant’s use of the Premises, then, unless there is good-faith dispute regarding such work (such as whether the obligation with respect to such work is properly allocable to Landlord or Tenant under this Lease), Tenant may perform such obligations and Landlord shall reimburse Tenant all actual third-party, out-of-pocket costs incurred by Tenant in connection with performing such obligations (the “Curative Costs”) within 30 days after Tenant delivers to Landlord written demand therefor, accompanied by invoices substantiating Tenant’s claim. Tenant’s right to perform the work under this Section 7 is subject to the following conditions: all such work shall be performed in a good and workmanlike manner, in accordance with all applicable Laws, and in a manner so as not to affect any existing warranties with respect to the Building’s Structure; all such work shall be performed in a manner so as not to adversely affect any portion of the Building’s Structure; and Tenant delivers to Landlord “as-built” plans of the work performed by Tenant. If Landlord fails to reimburse Tenant for such Curative Costs (unless the same is subject to a good-faith dispute between Landlord and Tenant) within 60 days after written demand therefor, then Tenant may send to Landlord a second notice that conspicuously states in bold, uppercase typeface that Tenant will be entitled to offset from Basic Rent the Curative Costs unless Landlord reimburses the Curative Cost within 30 days from such notice. If Tenant delivers to Landlord such second notice satisfying the requirements of the preceding sentence, Landlord fails to reimburse Tenant the Curative Costs within such additional 30 day period, and such Curative Costs are not subject to a good-faith dispute between Landlord and Tenant, Tenant shall have the right to offset such demanded amounts against the payments of Basic Rent thereafter due by Tenant to Landlord under this Lease until such amounts owing to Tenant are fully paid and reimbursed to Tenant (by such offset or otherwise), provided however that in no event shall any such offset amounts exceed fifty percent (50%) of each monthly installment of Basic Rent then due and payable, except that Tenant shall, as applicable, be entitled to offset against larger percentages of each such successive installment of such Basic Rent if the aforesaid fifty percent (50%) offset is insufficient to reimburse Tenant in full, taking into account the then-remaining number of installments of Basic Rent due and payable by Tenant under the Lease, which larger percentage shall be the amount necessary so as to amortize the aggregate amount to be offset over such then-remaining number of installments.

8. Improvements; Alterations; Tenant’s Maintenance and Repair Obligations.

(a) Improvements; Alterations. Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a). No alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms) or (2) the exterior appearance of the Building. Further, Landlord may condition its consent to any alteration or addition on Tenant obtaining a letter of credit, bond, or other form of security satisfactory to Landlord, in its sole discretion, to ensure Tenant’s compliance with its obligations hereunder. Except for the Building fascia signage permitted under Section 28(a), Tenant shall not alter the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

(b) Repairs; Maintenance. Except for those obligations specifically assumed by Landlord pursuant to Section 7 hereof, Tenant shall, from and after the Commencement Date and continuing until the expiration of the Term, at its own cost and expense, keep and maintain all the Project in good, clean condition and repair and consistent with the quality and class of the Project on the Commencement Date and make all necessary repairs and replacements to the Project, including maintenance, repair and replacement of the Building’s Systems, equipment, paving, parking lots, landscaping (including mowing of grass and care of shrubs) and landscaping irrigation sprinkler systems and sewage lines, pipes, water, sewage and septic system, fire sprinkler system, heating system, windows, window glass, fixtures, doors, ceilings and all other appliances and their appurtenances and all equipment and personal property used in connection with the Project so that the Project is in at least the same condition as when received by Tenant, reasonable wear and tear excepted. Additionally, Tenant shall, at its own cost and expense, make all necessary repairs and non-structural replacements to the exterior of the Building (including painting) and repairs (but not replacements) to the Building’s roof and the Building’s Structure in conformance with the standards of the previous sentence. All such repairs and replacements, interior and exterior, shall be made promptly, as and when necessary so that the Project is in at least the same condition as on the Commencement Date, reasonable wear and tear excepted. All repairs and replacements (1) shall be in quality and class at least equal to the quality and class of the Project on the Commencement Date and (2) may include capital expenditures and repairs whose benefit may extend beyond the Term. Tenant’s maintenance, repair and replacement obligations with respect to the Project shall be self-operative and no notice from Landlord shall be required as a pre-condition to the performance thereof by Tenant. Tenant shall maintain at its sole cost and expense all portions of the Project in a clean and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstructions, and Tenant will not do or suffer any waste or damage, disfigurement or injury to Project or any part thereof. On or before the Commencement Date, Tenant, at its expense shall perform or cause to be performed preventive maintenance/service for all applicable portions of the Project, including the Building’s Systems (including HVAC annual tear downs and preventive maintenance), landscaping, pest control, window washing, window washing davit and fall arrest annual testing, parking lot sweeping and striping, electrical infrared scanning and repairs not less frequently than once every three years, parking lot lighting maintenance, vibration analysis for rotating equipment, elevator maintenance and annual TDLR inspections, escalator maintenance and annual TDLR inspections, painting/corrosion prevention program, plumbing maintenance, storm water ejection system maintenance and domestic water pumping system maintenance, each in compliance with any applicable manufacturers’ recommended maintenance schedule therefor and otherwise in form and substance and with a contractor reasonably acceptable to Landlord (or, at Tenant’s discretion, with Tenant’s in-house personnel), and deliver copies thereof to Landlord. No later than 90 days prior to the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that all such items which Tenant is required to maintain hereunder are then in good repair and condition and have been maintained in accordance with this Section 8. Tenant shall maintain the parking areas, driveways, alleys and grounds on the Land in a clean and sanitary condition, consistent with the quality and class of the Project on the Commencement Date, including maintenance, repair, and non-structural replacement of the exterior of the Building (including painting), landscaping irrigation sprinkler systems and sewage lines, and any items normally associated with the foregoing. On or before the Commencement Date, Landlord shall deliver to Tenant (to the extent not previously delivered to Tenant) all reports, studies, data, information provided to Landlord from the previous owner of the Project, warranties, building system manuals, diagrams, drawings, permits, licenses, regulatory approvals pertaining to the Project, in each case to the extent pertaining to the Project and in Landlord’s possession or control.

(c) Performance of Work. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord and Landlord’s property management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems must be approved by an engineer reasonably acceptable to Landlord, at Tenant’s expense. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor, and no such work will be permitted if it would void or reduce the warranty on the roof.

(d) Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

(e) Janitorial Services. Tenant, at its sole expense, shall provide its own janitorial services to the Project and shall maintain the Project in a clean and safe condition. Tenant shall store all trash and garbage in receptacles and shall, at its sole expense, arrange for the regular pickup of such trash and garbage.

(f) Landlord’s Right to Perform Tenant’s Maintenance Obligations. If Tenant fails to perform any of its obligations hereunder with respect to maintenance, repairs or replacements, within any applicable notice and cure period provided herein, then Landlord may, if it so elects but expressly without any obligation to do so, in addition to any other remedies provided herein, perform the same. Any out-of-pocket sums expended by Landlord in effecting such maintenance, repairs or replacements shall be deemed to be Additional Rent owing by Tenant to Landlord and shall be due and payable within 30 days after written request therefor.

9. Utilities; Licenses and Permits.

(a) Utilities. Tenant shall, at its sole cost and expense, contract for and pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Project, together with any taxes, penalties, surcharges, connection charges, maintenance charges, and the like pertaining to Tenant’s use of the Project. Tenant, at its expense, shall obtain all utility services for Project, including making all applications therefor, obtaining meters and other related equipment, and paying all deposits and connection charges. Landlord shall not be liable for any interruption or failure of utility service to the Premises, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant’s obligations hereunder.

(b) Licenses and Permits. Tenant shall, at its sole cost and expense, obtain and keep in force during the Term, and all extensions thereof, all licenses, certificates and permits necessary for Tenant’s use and occupancy the Project (including any certificates of occupancy with respect to Tenant’s Work under Exhibit C hereto) in accordance with applicable Laws.

(c) Landlord’s Right to Perform Tenant’s Obligations. If Tenant should fail to perform any of its obligations under this Section 9, then Landlord may, if it so elects but expressly without any obligation to do so, following the expiration of any applicable notice and cure period provided herein, in addition to any other remedies provided herein, make such payments. Any out-of-pocket sums expended by Landlord with respect to any of the foregoing shall be deemed to be Additional Rent owing by Tenant to Landlord and shall be due and payable within 30 days after written request therefor.

10. Use. Tenant shall use the Project only for the Permitted Use, shall comply with all Laws relating to the use, condition, access to, and occupancy of the Project and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Project to use that would damage the Project. The Project shall not be used for any use which is disreputable, creates extraordinary fire hazards, or for the storage of any Hazardous Materials (except as provided in Section 26 hereto). Outside storage, including storage of trucks or other vehicles, is prohibited without Landlord’s prior written consent.

11. Assignment and Subletting.

(a) Transfers. Except as provided in Sections 11(g) and 11(h), Tenant shall not, without the prior written consent of Landlord (which consent shall be given or withheld in accordance with Section 11(b) below), (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or vi. permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 11(a)(1) through 11(a)(6) being a “Transfer”).

(b) Consent Standards. Landlord shall not unreasonably withhold, delay or condition its consent to any assignment or subletting of the Premises, provided that the proposed transferee (1) is creditworthy,

(2) has a good reputation in the business community, (3) will use the Premises for the Permitted Use and will not use the Premises in any manner that would conflict with any Law, and (4) is not a governmental entity, or subdivision or agency thereof; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists and is continuing.

(c) Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $500 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer.

(d) Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 11(e). The provisions of this Section 11(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f) Additional Compensation. While no Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of (1) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions, marketing expenses directly attributable to the applicable transaction, attorneys’ fees and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby. While any Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, one hundred percent (100%) of the excess of (A) all compensation received by Tenant for a Transfer over (B) the Rent allocable to the portion of the Premises covered thereby. The provisions of this Section 11(f) shall not apply to Permitted Transfers under Section 11(g) or permitted subleases under Section 11(h).

(g) Permitted Transfers. Notwithstanding Section 11(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the consent of Landlord:

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than $100,000,000; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than $100,000,000.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Project. No later than 30 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 11.

(h) Permitted Subleasing. Notwithstanding Section 11(a) and provided no Event of Default by Tenant then exists and is continuing, Tenant may, without obtaining Landlord’s consent or approval, enter into one or more subleases for space in the Building provided that such subleased space does not exceed, in the aggregate, more than 50,000 rentable square feet in the Building. Any such sublease shall be subject to, and subordinate to, the terms of this Lease, and Tenant shall comply with the provisions of Section 11(e) above with respect to each sublease permitted under this Section 11(h) as if each such sublease were a Permitted Transferee, including delivering to Landlord a copy of each such sublease and evidence of insurance as required from all Permitted Transferees under Section 11(e).

12. Insurance; Waivers; Subrogation; Indemnity.

(a) Insurance. Tenant shall maintain insurance policies in accordance with Exhibit G hereto and deliver the same to Landlord as more particularly described in Exhibit G hereto.

(b) No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 12 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss. Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

(c) Indemnity. Subject to Section 12(b), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a “Loss”) occurring in or on the Project. It being agreed that this indemnity are intended to indemnify Landlord and its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the gross negligence or willful misconduct of Landlord and its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

13. Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Landlord hereby represents to Tenant that there is currently no Mortgage encumbering the Project. In the event any Mortgage hereafter covers all or any part of the Premises, Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from the current Landlord’s Mortgagee. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination and provided Tenant receives a reasonably satisfactory non-disturbance agreement from Landlord’s Mortgagee, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to

Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d) Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent (provided that Landlord or Landlord’s Mortgagee has delivered written notification of the name and address of Landlord’s Mortgagee and such termination, amendment or modification is entered into by Tenant following the date of such notification of the name and mailing address of Landlord’s Mortgagee) that (A) results in a reduction of rent or other sums due and payable pursuant to this Lease (B) modifies any operating covenant of Tenant in this Lease, (C) reduces the Term of this Lease, (D) terminates the Lease, (E) modifies the terms of the Lease regarding surrendering possession of the Premises, (F) provides for payment of Basic Rental more than one month in advance, (G) modifies the Permitted Use under the Lease, (H) modifies the provisions regarding Tenant’s obligation to comply with all Laws, or (I) materially increases Landlord’s or decreases Tenant’ s obligations under the Lease; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Project. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

14. Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit B. Landlord may, from time to time with Tenant’s prior written consent while Tenant is leasing the entire Project, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are applicable to all other tenants (if any) of the Project, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

15. Condemnation.

(a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b) Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c) Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 15(b).

(d) Temporary Taking. If all or any portion of the Premises becomes subject to a Taking for a limited period of time (up to a maximum of 180 days), this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease; however, Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking. If any such temporary Taking terminates prior to the expiration of the Term, Landlord shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Landlord’s sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking.

(e) Award. If any Taking occurs, then Landlord shall make a claim for, and be entitled to receive the award or other compensation for the Land, the Building, and other improvements taken. Tenant shall make a claim for, and be entitled to receive the award for the value of Tenant’s leasehold estate, Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

16. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Tenant shall immediately notify Landlord thereof and Landlord shall, within 75 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty and the time period reasonably estimated to commence the repairs.

(b) Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 15 months after the date of the Damage Notice (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(c) Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage to the Premises, the damage is not fully covered by Tenant’s insurance policies or Landlord makes a good faith determination that restoring the Building would be uneconomical, or (4) Landlord is required to pay any material portion of insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty (and subject to the availability and sufficiency of proceeds from Tenant’s insurance carriers), begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section 16, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease), but Tenant shall be entitled the insurance proceeds allocable to Tenant’s personal property, furnishings, copiers, computers and printers.

(e) Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be).

17. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

18. Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Payment Default. Tenant’s failure to pay Rent within five days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions;

(b) Abandonment. Tenant (but not any permitted sublessee) abandons the Premises or any substantial portion thereof;

(c) Estoppel. Tenant fails to provide any estoppel certificate after Landlord’s written request therefor pursuant to Section 25(e) and such failure shall continue for five business days after Landlord’s second written notice thereof to Tenant;

(d) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Exhibit G;

(e) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d);

(f) Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; however, if such failure cannot be cured within such 30-day period (thus excluding, for example, Tenant’s obligation to provide Landlord evidence of Tenant’s insurance coverage or the letters of credit at the time required under Section 29) and Tenant commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion, then such failure shall not be an Event of Default unless it is not fully cured within an additional 180 days (or, if earlier, no later than 60 days prior to the expiration or termination of the Term); and

(g) Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 18(g), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

19. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 20(a), and iii. an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 20(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 19(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 19(b). If Landlord elects to proceed under this Section 19(b), it may at any time elect to terminate this Lease under Section 19(a);

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;

(d) Suspension of Services. Suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor; or

(e) Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

20. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into the condition required by market conditions then prevailing so as to be reasonably acceptable to a new tenant, as determined in Landlord’s sole discretion, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting),

(5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease.

21. Landlord’s Lien. [Intentionally deleted.]

22. Surrender of Project. No act by Landlord shall be deemed an acceptance of a surrender of the Project, and no agreement to accept a surrender of the Project shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Project with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Project during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 15 and 16 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). All alterations, additions or improvements made in or upon the Premises shall, at Landlord’s option (to be exercised pursuant to following sentence), either be removed at the expiration or termination of this Lease (and Tenant shall repair all damage caused thereby), or shall remain in the Premises at the end of the Term without compensation to Tenant. In connection with Landlord’s review and approval of any of Tenant’s proposed alterations, additions or improvements to the Premises, Landlord shall notify Tenant in writing, contemporaneously with Landlord’s notice of approval to Tenant with respect to the improvements in question, that Landlord will require Tenant to remove such alterations prior to the expiration or termination of this Lease. If Landlord reviews and approves of any alterations or improvements but fails to notify Tenant that Landlord will require the removal of all or any part of such improvements or alterations, then Landlord shall not have the right to require the removal thereof at the end of the Term. Notwithstanding the foregoing, if Tenant does not obtain Landlord’s prior written consent for any alterations, additions or improvements to the Premises (whether such approval is required hereunder or otherwise), Tenant shall, at Landlord’s written request, remove all such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture as Landlord may request; however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed or if Landlord has waived its right to require the removal thereof as provided above. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 22 shall survive the end of the Term.

23. Holding Over. If Tenant fails to vacate the Project at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to the greater of (1) 200% of the Rent payable during the last month of the Term, or (2) 125% of the prevailing rental rate in the market in which the Building is located for similar space, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 23 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Project upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

24. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights:

(a) Building Operations. To make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities;

(b) Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building;

(c) Prospective Purchasers and Lenders. Upon reasonable prior notice (which notice may be verbal) to Tenant and providing a representative of Tenant a reasonable opportunity to be present, to enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders; and

(d) Prospective Tenants. At any time during the last 12 months of the Term upon reasonable prior notice (which notice may be verbal) to Tenant, or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

25. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

(b) Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the equity interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. Additionally, Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code.

(c) Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Stoneleigh Huff Brous McDowell, L.P. (“Tenant’s Broker”) and John F. Brownlee, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant’s Broker may elect to share its commission with any other licensed broker, but Landlord shall have no obligation to pay broker (other than Tenant’s Broker). Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party. For the purposes of the preceding sentence, any broker claiming under Tenant’s Broker, including The Staubach Company, shall be deemed to be claiming a commission by, through and under Tenant.

(e) Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit E. If Tenant does not deliver to Landlord the certificate signed by Tenant within such time period, Landlord, Landlord’s Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (3) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts. From time to time, Landlord shall furnish to any party designated by Tenant, within 15 business days after Tenant has made a request therefor, a certificate signed by Landlord certifying whether or not there are any monetary defaults by Tenant and, to Landlord’s knowledge, any non-monetary defaults by Tenant then existing under this Lease.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h) Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m) Replacement Building. Landlord’s obligations under this Lease are expressly conditioned upon Landlord’s acquisition of the Project or another suitable replacement project as described below. If the purchase and sale agreement between the current owner of the Project and Landlord is not consummated, then Landlord and Tenant will work in good faith (for a period not to exceed 17 months following the Lease Date) to select another project reasonably acceptable to both Landlord and Tenant. To that end, Landlord and Tenant have tentatively selected the projects located at 2250 Lakeside Boulevard in Richardson, Texas commonly known as Lakeside Centre I and the office building located at 2323 North Central Expressway in Richardson, Texas commonly known as Fall Creek as mutually acceptable replacement projects. If another project is selected by Landlord and Tenant (i.e., any project other than the Project named herein, Lakeside Centre I or Fall Creek), then both parties shall negotiate in good faith for mutually satisfactory lease terms taking into consideration all material items, including the price and condition of the selected building, the amount of tenant improvement allowances necessary, single tenant versus multi-tenant buildings, and any increases in the 10 year Treasury note interest rate after the date hereof. To the extent that Landlord does not close on the acquisition of the Project or another project reasonably acceptable to Landlord and Tenant 150 days prior to the date that is 17 months after the Lease Date, then Landlord may terminate this Lease by giving Tenant written notification thereof, and neither party shall have any further liability to each other, except those expressly surviving the expiration or termination hereof. Alternatively and at Landlord’s election, if Landlord and Tenant are unable to agree as to any replacement building (other than Lakeside Centre I or Fall Creek, both of which have been pre-approved by Landlord and Tenant) or any applicable changes to the terms of this Lease as provided above, then Landlord shall have the right to select another building reasonably comparable in size, age, class, and condition to the Project located at 5525 LBJ in Dallas, Texas. Such replacement building shall be located in the LBJ, Park Central, North Dallas or Richardson office submarkets and Landlord notify Tenant of the identity thereof and any applicable changes to the lease terms (with any such changes determined using the factors listed above). Tenant shall have seven business days to notify Landlord in writing of Tenant’s initial determination whether Tenant is interested in Landlord’s proposed replacement building and any applicable changes to the lease terms. If Tenant is interested in such replacement building, then Tenant shall have a period of 30 days within which to enter the proposed replacement building, conduct its due diligence review thereof and notify Landlord in writing of any objections thereto. If Tenant fails to respond within either such five business days or 30-day time periods (time being of the essence with respect thereto), then Tenant shall be deemed to have accepted such replacement building on the terms offered by Landlord. If Tenant timely rejects Landlord’s proposed replacement building, Tenant shall, contemporaneously with Tenant’s written notice rejecting Landlord’s proposal, specify the reasons for Tenant’s decision. If Landlord and Tenant are unable to agree within five business days thereafter with both sides acting commercially reasonable and in good-faith, the determination of whether Landlord’s proposed replacement building and any applicable changes to the lease terms satisfies the criteria above shall be made by a panel of three arbitrators, each of whom shall be commercial real estate brokers. In such event, within ten days thereafter, each of Landlord and Tenant shall select a qualified commercial real estate broker with at least ten years experience in leasing property and buildings in the LBJ, Park Central, North Dallas and/or Richardson submarkets, and within five business days thereafter, the two brokers (one selected by Landlord, and one selected by Tenant) shall mutually select a third arbitrator satisfying the same requirements. Within five days following the selection of the third broker, Landlord and Tenant shall meet with such panel and Landlord and Tenant shall be allowed to present evidence to such panel for up to three hours for each side’s presentation. The arbitrators selected pursuant to this Section above will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding. The arbitrators may use the rules of AAA for commercial arbitration but are encouraged to adopt the rules the arbitrators deem appropriate to accomplish the arbitration in the quickest and least expensive manner possible. The three brokers shall give their opinion (based on a majority vote of the three brokers) of whether Landlord’s proposed replacement building is reasonably comparable to 5525 LBJ and (if applicable) whether any changes in the lease terms are reasonably consistent with the factors listed above within two business days after the presentations by Landlord and Tenant. This entire process shall be completed as soon as reasonably possible, with both Landlord and Tenant using their good-faith efforts to expedite the procedure outlined herein. If the panel of arbitrators determine that Landlord’s determination of the replacement building is reasonably comparable to 5525 LBJ and any applicable changes to the lease terms reasonably satisfies the criteria above, then Landlord and Tenant shall, within ten days thereafter, enter into an amendment to this Lease reflecting the decision of the arbitrators. If the panel of arbitrators does not agree to Landlord’s determination, then the panel shall notify Landlord and Tenant thereof with reasonable specificity, and the process shall be repeated until an acceptable replacement building and any applicable changes to the lease terms are selected by either Landlord and Tenant, or absent such agreement, by the panel of arbitrators. Each party shall pay its own costs for its real estate broker and shall pay one-half the cost of the third broker.

(n) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(o) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(p) Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

(q) Water or Mold Notification. To the extent Tenant or its agents or employees discover any material water leakage, material water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

(r) Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(s) Financial Reports. If Tenant is a publicly traded corporation or other company whose financial information is filed at least four times per year with a governmental entity and such information is available to Landlord (or is otherwise delivered by Tenant to Landlord contemporaneously with Tenant’s filing thereof with the applicable governmental entity), the terms of this Section 25(s) shall not apply. If Tenant is not a publicly traded corporation, then:

(1) Tenant shall deliver to Landlord and to any lender or purchaser designated by Landlord the following information certified to be true, complete and correct by an officer of Tenant within 90 days after the end of each fiscal year of Tenant, a balance sheet of Tenant and its consolidated subsidiaries as of the end of such year, a statement of profits and losses of Tenant and its consolidated subsidiaries for such year, and an audited statement of cash flows of Tenant and its consolidated subsidiaries for such year, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and certified by independent certified public accountants of recognized national standing selected by Tenant; and within 45 days after the end of each fiscal quarter of Tenant a balance sheet of Tenant and its consolidated subsidiaries as at the end of such quarter, statements of profits and losses of Tenant and its consolidated subsidiaries for such quarter and a statement of cash flow of Tenant and its consolidated subsidiaries for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year, in reasonable detail and scope, and certified to be true and complete by a financial officer of Tenant having knowledge thereof; the foregoing financial statements all being prepared in accordance with generally accepted accounting principles, consistently applied.

(2) Upon ten days’ prior written notice, Tenant will permit Landlord and its professional representatives to visit Tenant’s offices, and discuss Tenant’s affairs and finances with appropriate officers, and will make available such information as Landlord may reasonably request bearing on the Tenant, the Premises or this Lease, and Landlord shall maintain the confidentiality of any information designated by Tenant, the Premises or this Lease, and Landlord shall maintain the confidentiality of any information designated by Tenant as “non-public,” and Landlord will execute and use its reasonable efforts to cause Landlord’s professional representatives to execute confidentiality agreements.

(t) Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

(u) Confidentiality. Both Landlord and Tenant acknowledge that the terms and conditions of this Lease (other than the existence of this Lease and the location of the Premises) are to remain confidential for both parties’ benefit, and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent; however, Landlord or Tenant may disclose the terms and conditions of this Lease if required by Law or court order, and to its respective attorneys, accountants, employees and existing or prospective financial partners provided same are advised by Landlord or Tenant (as the case may be) of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). The disclosing party shall be liable for any disclosures made in violation of this Section by the disclosing party or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by the disclosing party. The consent by either party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure.

(v) Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(w) Security Service. Tenant acknowledges and agrees that Landlord is not providing any security services with respect to the Project and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Project or any other breach of security with respect to the Project.

(x) Determination of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

(y) Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

(z) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A	-	Description of the Land
Exhibit B	-	Building Rules and Regulations
Exhibit C	-	Tenant Finish-Work: Tenant Performs the Work
Exhibit D	-	Form of Confirmation of Commencement Date Letter
Exhibit E	-	Form of Tenant Estoppel Certificate
Exhibit F	-	Taxes
Exhibit G	-	Insurance
Exhibit H	-	Renewal Option
Exhibit I	-	Letter of Credit

26. Environmental Requirements.

(a) Prohibition against Hazardous Materials. Except for Hazardous Materials contained in products used by Tenant in minor quantities that do not violate any applicable Law for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Project in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Project, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Project of any Environmental Requirement.

(b) Environmental Requirements. The term “Environmental Requirements” means all Laws regulating or relating to health, safety, or environmental conditions on, under, or about the Project or the environment including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including nuisance or trespass, and any other requirements of Section 14 and Exhibit B of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by Law, Tenant is and shall be deemed to be the responsible party, including the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Project by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(c) Removal of Hazardous Materials. Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by a Tenant Party onto or from the Project, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Project or require the recording of any deed restriction or notice regarding the Project. Tenant shall have no liability for, and no obligation to remove, any Hazardous Materials located in the Project as of the date hereof (collectively, the “Pre-Existing Hazardous Materials”). Tenant shall perform such work at any time during the period of this Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Project without the written approval of the Landlord.

(d) Tenant’s Indemnity. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including diminution in value of the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including actual attorneys’ fees, consultant fees or expert fees and including removal or management of any asbestos brought onto the Project in breach of the requirements of this Section 26, regardless of whether such removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Section 26 by a Tenant Party regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Section 26 shall survive any expiration or termination of this Lease. The foregoing indemnity shall not apply to the Pre-Existing Hazardous Materials.

(e) Inspections and Tests. Landlord shall have access to, and a right to perform inspections and tests of, the Project to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 26, or the environmental condition of the Project. Access to the Premises shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Project. Tenant shall, within five days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Project.

(f) Tenant’s Financial Assurance in the Event of a Breach. In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 26 that is not cured within 30 days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form reasonably satisfactory to Landlord. The requirements of this Section 26 are in addition to and not in lieu of any other provision in this Lease; however, the requirements of this Section 26(f) shall only apply if Tenant’s credit rating is less than an A- rating with A.M. Best.

27. Parking. Tenant shall have the right to use all parking facilities associated with the Building throughout the Term at no additional charge. Landlord shall not be responsible for enforcing Tenant’s parking rights against third parties.

28. Other Provisions.

(a) Signage. Tenant may, at its sole risk and expense, construct building fascia signs (collectively, the “Sign”) on the Building containing Tenant’s name, corporate logo, insignia, trademark or any combination of the foregoing . Tenant shall erect the Sign in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with all laws, regulations, restrictions (governmental or otherwise), and architectural guidelines in effect for the area in which the Building is located and has received all requisite approvals thereunder (the “Sign Requirements”), Tenant shall maintain the Sign in a good, clean, and safe condition in accordance with the Sign Requirements. After the end of the Term or after Tenant’s right to possess the Premises has been terminated, Tenant shall remove the Sign, repair all damage caused thereby, and restore the Building to its condition before the installation of the Sign within ten days after Landlord’s request therefor. If Tenant fails to timely do so, Landlord may, without compensation to Tenant and at Tenant’s expense, remove the Sign, perform the related restoration and repair work and dispose of the Sign in any manner Landlord deems appropriate. The rights granted to Tenant under this Section 28(a) may only be assigned (in whole, but not in part) to any party occupying the Project, and may be revoked by Landlord if Tenant ceases to occupy at least 50,000 rentable square feet in the Building. Notwithstanding the foregoing, Tenant may elect to install one other Building occupant’s name, corporate logo, insignia, trademark or any combination of the foregoing on the second spandrel of the Building.

(b) Stipulated Carry Costs. For each day between the Rent Commencement Date until Tenant fully vacates its temporary leased space under the lease dated on or about the date hereof for space in 2727 Turtle Creek Boulevard, Tenant shall pay to Landlord (or its affiliate or designee) $4,151.73 (representing the stipulated carry costs to be incurred by Landlord or its affiliate or its designee) as additional consideration hereunder.

29. Letter of Credit.

(a) Financial Covenants; General Provisions. At all times during the Term of this Lease (including any renewal and extension thereof), Tenant shall maintain a Tangible Net Worth of $100,000,000 or greater, as certified by a independent certified public accounting firm of national standing. If Tenant’s Tangible Net Worth ever falls below such level, then within 45 days thereafter, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in the form of Exhibit I hereto and containing the terms required herein, in the face amount of two times the amount of Basic Rent payable under this Lease for the immediately succeeding 24 full calendar month period (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord in Landlord’s sole discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its sole discretion. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is 120 days after the scheduled expiration date of the Term or any renewal Term. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than 60 days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Section 29, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. If Tenant fails to deliver such additional security within such 30-day time period, then such failure shall constitute an Event of Default. Landlord shall reimburse Tenant the issuance fees paid to an unrelated third party for the first issuance of any Letter of Credit required hereunder (for a maximum two-year issuance period) provided that the issuance fee is commercially reasonable and calculated assuming that Tenant deposits cash or cash equivalents to collateralize in full Tenant’s reimbursement obligation to the Letter of Credit issuer. If Tenant is required to deliver to Landlord a Letter of Credit more than once during the Term, Landlord shall not be obligated to reimburse Tenant such issuance fee therefor (it being understood that Landlord’s reimbursement obligation is a one-time obligation only).

(b) Drawings under Letter of Credit. Landlord shall have the right to draw upon the Letter of Credit, in whole or in part, at any time and from time to time:

(1) If an Event of Default occurs; or

(2) If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Tenant fails to deliver to Landlord, at least 60 days prior to the expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Section 29.

No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default by Tenant under this Lease or upon the occurrence of any of the other events described above in this Section 29(b).

(c) Use of Proceeds by Landlord. The proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under this Lease. Landlord shall deposit any unused proceeds in a separate account in the name of Landlord or its designee at a financial institution selected by Landlord in its sole discretion (the “LC Proceeds Account”). Landlord may apply funds from the LC Proceeds Account against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under this Lease. Tenant hereby grants Landlord a security interest in the LC Proceeds Account and agrees that, in addition to all other rights and remedies available to Landlord under applicable Law, Landlord shall have all rights of a secured party under the Texas Uniform Commercial Code with respect to the LC Proceeds Account. The LC Proceeds Account shall be under the sole control of Landlord. Tenant shall not have any right to direct the disposition of funds from the LC Proceeds Account or any other right or interest in the LC Proceeds Account. Tenant shall, at any time and from time to time, execute, acknowledge and deliver such documents and take such actions as Landlord or the bank with which the LC Proceeds Account is maintained may reasonably request concerning the creation or perfection of the security interest granted to Landlord in (including Landlord’s control of) LC Proceeds Account or to effect the provisions of this Section 29(c). Tenant does hereby make, constitute and appoint Landlord its true and lawful attorney-in-fact, for it and in its name, place and stead, to execute and deliver all such instruments and documents, and to do all such other acts and things, as Landlord may deem to be necessary or desirable to protect and preserve the rights granted to Landlord under this Section 29(c). Tenant hereby grants to Landlord the full power and authority to appoint one or more substitutes to perform any of the acts that Landlord is authorized to perform under this Section 29(c), with a right to revoke such appointment of substitution at Landlord’s pleasure. The power of attorney granted pursuant to this Section 29(c) is coupled with an interest and therefore is irrevocable. Any person dealing with Landlord may rely upon the representation of Landlord relating to any authority granted by this power of attorney, including the intended scope of the authority, and may accept the written certificate of Landlord that this power of attorney is in full force and effect. Photographic or other facsimile reproductions of this executed Lease may be made and delivered by Landlord, and may be relied upon by any person to the same extent as though the copy were an original. Anyone who acts in reliance upon any representation or certificate of Landlord, or upon a reproduction of this Lease, shall not be liable for permitting Landlord to perform any act pursuant to this power of attorney. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within 30 days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under this Lease; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant or any Guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant’s or Guarantor’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

(d) Additional Covenants of Tenant. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 29, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an uncurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof or any interest in the LC Proceeds Account and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e) Transfer of Letter of Credit. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to any party succeeding to Landlord’s interest in this Lease and/or to Landlord’s Mortgagee, and/or to have the Letter of Credit reissued in the name of Landlord’s Mortgagee. If Landlord transfers its interest in the Building, Landlord shall transfer the Letter of Credit (and any unapplied proceeds thereof then held by Landlord, including any amounts then held by Landlord in the LC Proceeds Account) in whole or in part to the transferee. Following such transfer, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within ten days after Landlord’s written request therefor.

(f) Termination of Requirement to Deliver Letter of Credit. Provided no Event of Default has occurred and is continuing hereunder, Tenant is in compliance with its required Tangible Net Worth as set forth in Section 29(a) and is so certified by Tenant’s independent accounting firm as contemplated by Section 29(a) and Tenant has delivered to Landlord a written request for Landlord to acknowledge (and Landlord has made such acknowledgement in writing, which, if true, will be promptly executed by Landlord and returned to Tenant) that no Event of Default has occurred hereunder, Tenant shall no longer be required to maintain the Letter of Credit. Thereafter, Tenant shall not be required to deliver another Letter of Credit unless Tenant fails to maintain its required Tangible Net Worth as required under Section 29(a).

(g) Nature of Letter of Credit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context, including Sections 93.004-93.011 of the Texas Property Code, as enacted by H.B. 2803, 77th Legislative Session, as such sections now exist or as may be hereafter amended or succeeded” (“Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

30. Right of First Refusal to Purchase.

(a) Grant of Right. Landlord hereby grants to Tenant a right of first refusal to purchase all of Landlord’s right, title and interest in and to the Project, on the terms and conditions set forth herein. If Landlord receives a Purchase Offer (as defined below) at any time following the date hereof which Landlord desires to accept, then Landlord shall deliver written notice to Tenant thereof (a “Transfer Notice”), containing all of the material terms of the Purchase Offer. The Transfer Notice shall set forth the terms and conditions of the Purchase Offer and shall state the desire of Landlord to sell to Tenant the Project, on such terms and conditions. Within six business days following Landlord’s delivery to Tenant of the Transfer Notice (the “Acceptance Period”), Tenant, at its option by written notice to Landlord, may elect to purchase the Project, on the same terms and conditions contained in the Transfer Notice. If Landlord does not receive Tenant’s written notice of such election before the expiration of the Acceptance Period, then Tenant’s rights under this Section shall lapse and neither Landlord nor any successor or assign of Landlord shall have any obligation thereafter to deliver a Transfer Notice to Tenant, except as specifically set forth in Section 30(e). Notwithstanding anything herein to the contrary, Tenant’s rights under this Section shall not apply to (1). any conveyance, transfer or assignment of the Project, or any part thereof, to any Affiliate of Landlord, (2) the granting of any liens or security interest pursuant to a deed of trust, mortgage or other encumbrance of the Project to secure the repayment of any loans or credit provided or extended to Landlord, or (3)

any sale of the Project upon foreclosure under a deed of trust or mortgage (or conveyance in lieu thereof). The rights granted to Tenant under this Section are personal to Republic Underwriters Insurance Company and may not be assigned to any party, other than to a Permitted Transferee.

(b) Sale “As Is, Where Is”. Tenant acknowledges and agrees that if Landlord sells the Project to Tenant pursuant to the this Section, Tenant shall accept the Project “AS IS, WHERE IS, WITH ALL FAULTS.” Tenant has not relied and will not rely on, and Landlord has not made and is not liable for or bound by, and express or implied warranties, guarantees, statements, representations or information pertaining to the Project or relating thereto (including specifically, without limitation, property information packages distributed with respect to the Project) made or furnished by Landlord, Landlord’s asset manager of the Project, or any real estate broker, agent or third party representing or purporting to represent Landlord, to whomever made or given, directly or indirectly, orally or in writing. Tenant represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that it is relying solely on its own expertise and that of Tenant’s consultants in purchasing the Project and shall make an independent verification of the accuracy of any documents and information provided by Landlord. Tenant will conduct such inspections and investigations of the Project as Tenant deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. Tenant acknowledges that Landlord has afforded Tenant a full opportunity to conduct such investigations of the Project as Tenant deemed necessary to satisfy itself as to the condition of the Project and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Project, and will rely solely upon same and not upon any information provided by or on behalf of Landlord or its agents or employees with respect thereto. Upon closing of the sale of the Project, Tenant shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Tenant’s inspections and investigations.

(c) Termination of Right of First Refusal. Tenant’s rights under this Section shall automatically terminate on the first to occur of (1) an uncured Event of Default by Tenant of any term or provision under this Lease, (2) the expiration of the second Acceptance Period, if Landlord does not receive Tenant’s written notice of its election to purchase the Project before the expiration thereof, at 5:00 p.m. Dallas, Texas time on the sixth business day following such written election by Tenant to purchase the Project, (3) if Tenant fails to execute and deliver to Landlord a purchase and sale agreement in Landlord’s standard form with such modifications thereto as Landlord and Tenant may mutually agree no later than five business days following the written notification by Tenant to Landlord to purchase the Project (the “ROFR Contract”), incorporating the terms and conditions set forth in the Transfer Notice, (4) this Lease or Tenant’s right to possession of the Premises is terminated, (5) Tenant assigns any of its interest in the Lease or sublets more than 50,000 rentable square feet in the Premises, other than to a Permitted Transferee, (6) the sale of the Project upon foreclosure under a deed of trust or mortgage (or conveyance in lieu thereof); or (7) if Tenant’s rights under this Section have not previously terminated, the date on which Tenant terminates its obligation to purchase the Project under the ROFR Contract, to the extent Tenant has such termination right, for any reason other than Landlord’s failure to convey the ROFR Project to Tenant at the closing thereunder. Time shall be of the essence with respect to the exercise and performance of Landlord’s and Tenant’s rights and obligations hereunder. Upon the termination of Tenant’s rights under this Section and within five business days following Landlord’s written request therefor, Tenant shall execute such instruments or other documents further evidencing such termination and the deletion of this Section from the terms and provisions of the Lease.

(d) Brokerage. Landlord shall not be obligated to pay a commission with respect to the Project in the event Tenant elects to purchase the Project pursuant to this Section and Landlord and Tenant shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

(e) Ongoing Right; Two-Time Right. Following Landlord’s delivery of a Transfer Notice to Tenant under this Section 30, Landlord shall not be obligated to deliver another Transfer Notice to Tenant (and Tenant shall have no right to purchase the Project under this Section 30) unless (1) Landlord fails to close a sale of the Project within 180 days following Landlord’s Transfer Notice to Tenant (subject to Tenant’s second right as provided below), or (2) following Tenant’s rejection (or deemed rejection) of a Transfer Notice hereunder, Landlord is willing to sell the Project to a third party on substantially more favorable terms than the terms contained in the Transfer Notice rejected by Tenant (taking into account all of the terms of the Transfer Notice and the terms of the subsequent Purchase Offer), which for purposes hereof shall be defined as a reduction in the overall net effective price, taking into account all of the terms of the Transfer Notice and the terms of the other offered, of ten percent (10%) or more of that set forth in the original Transfer Notice rejected (or deemed rejected) by Tenant. Tenant’s rights under this Section 30(e) shall be subject to termination pursuant to Section 30(c). Except as expressly provided above in this Section 30(e), Tenant’s rights under this Section 30 is a two-time only right. Accordingly once the Project has been the subject of two Transfer Notices that have been rejected or deemed rejected by Tenant and fee simple title to the Project has been transferred twice in accordance with the terms of this Section at any time during the Term, Tenant’s rights under this Section 30(e) shall automatically terminate.

(f) Definitions. As used herein, an “Purchase Offer” shall mean a bona fide, written offer by an unrelated third-party (a “Third-Party”) to purchase from Landlord all of Landlord’s right, title and interest in and to the Project or all or substantially all of the equity interests of Landlord.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, (1) TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND (2) TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	TC DALLAS #2, LP, a Delaware limited partnership
	By:	TCDFW Investment and Development, Inc., a Delaware corporation, its general partner

		By:	/s/ MARK C. ALLYN
		Name:	Mark C. Allyn
		Title:	Ex. Vice President Execution
Execution Date: August 31, 2004

TENANT:	REPUBLIC UNDERWRITERS INSURANCE COMPANY, a Texas corporation

	By:	/s/ PARKER W. RUSH
	Name:	Parker W. Rush
	Title:	President & CEO
Execution Date: August 31, 2004

Exhibit A

DESCRIPTION OF THE LAND

TRACT 1: FEE SIMPLE

BEING a 2.749 acre tract of land situated in the H. Wilburn Survey, Abstract No. 1567, Dallas County, Texas, and being all of Lot 6, Block A/7020, Regency Center I Addition, an addition to the City of Dallas, Texas, according to the plat thereof as recorded in Volume 80012, Page 1491, Map Records of Dallas County, Texas, and being more particularly described as follows:

COMMENCING at the intersection of the North line of LBJ Freeway (I.H. 635) with the West line of Montford Drive (70’ R.O.W.);

THENCE N 88 degrees 15 minutes 52 seconds W, along said North line of LBJ Freeway, a distance of 460.50 feet to a point for corner;

THENCE S 89 degrees 50 minutes 08 seconds W, continuing along said North line of LBJ Freeway, a distance of 409.27 feet to a 5/8” iron rod found in the POINT OF BEGINNING and being the Southeast corner hereon;

THENCE S 89 degrees 50 minutes 08 seconds W, along said North line of LBJ Freeway, a distance of 240.00 feet to a P.K. Nail set for corner, said corner being the most Southerly Southeast corner of Lot 5, Block A/7020;

THENCE N 00 degrees 02 minutes 51 seconds E, along the most Southerly East line of said Lot 5, a distance of 500.00 feet to an “x” cut set in concrete in the South line of said Lot 5;

THENCE N 89 degrees 50 minutes 06 seconds E, along the South line of said Lot 5, a distance of 239.09 feet to a ½” iron rod found;

THENCE S 00 degrees 03 minutes 25 seconds E, along eh West line of Lot 1-D and Lot 1-C, Block A/7020, a distance of 500.00 feet to the POINT OF BEGINNING and containing 119,772 square feet or 2.749 acres of land.

TRACT 2: EASEMENT ESTATE

Being a non-exclusive permanent, perpetual and private right-of-way easement for pedestrian and vehicular ingress and egress, over and across property described in that certain EASEMENT recorded in Volume 77234, Page 0243, Deed Records of Dallas.

A-1

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking areas associated therewith, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, loading dock areas and associated overhead doors, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2. Plumbing (including outside drains and sump pumps), fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. Tenant, at its expense, shall be responsible for providing all door locks in the Premises and shall provide to Landlord, at Tenant’s expense, contemporaneously with the installation of such devices, a master key, card keys, access codes or other means to allow Landlord immediate access to all areas within the Premises (other than those reasonable portions of the Premises designated by Tenant as being inaccessible by all third parties as a result of such areas containing confidential information).

4. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

5. Tenant shall not intentionally introduce, disturb or release asbestos or PCB’s into or from the Premises.

6. Tenant shall not keep in the Building any flammable or explosive fluid or substance. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises without the prior written consent of Landlord. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building.

7. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

8. Tenant shall not intentionally conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

9. Tenant shall not permit storage outside the Premises, including outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

10. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises.

11. Tenant shall not park or operate any semi-trucks or semi-trailers in the parking areas associated with the Building.

B-1

EXHIBIT C

TENANT FINISH-WORK: ALLOWANCE

(Tenant Performs the Work)

1. Acceptance of Project. Prior to date hereof, (a) Tenant has selected the Project for Landlord to purchase and lease to Tenant and (b) Landlord and Tenant have jointly performed due diligence with respect to the Project and the physical condition thereof. On or before the Commencement Date, Landlord shall, at its expense, perform the repair items to the Project set forth in Exhibit C-1 hereto. Except as set forth in this Exhibit, Tenant accepts the Project in its “AS-IS” condition on the date that this Lease is entered into.

2. Space Plans.

(a) Preparation and Delivery. On or before the earlier of (1) October 15, 2004, or (2) the 45th day following the date of this Lease (such earlier date is referred to herein as the “Space Plans Delivery Deadline”), Tenant shall deliver to Landlord a space plan prepared by a design consultant reasonably acceptable to Landlord (the “Architect”) depicting improvements to be installed in the Premises (the “Space Plans”). Landlord hereby approves Corgan Associates, BOKA Powell, Jacobey Associates and HOK as acceptable architects hereunder.

(b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted Space Plans within five business days after Tenant’s submission thereof. If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three business days after such notice, revise such Space Plans in accordance with Landlord’s objections and submit to Landlord for its review and approval. Landlord may disapprove the Space Plans only if the proposed improvements would compromise or otherwise adversely affect the Building’s Structure or the Building’s Systems or if such improvements do not comply with all Laws. Landlord shall notify Tenant in writing whether it approves of the resubmitted Space Plans within three business days after its receipt thereof. This process shall be repeated until the Space Plans have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant that it disapproves of the initial Space Plans within five business days (or, in the case of resubmitted Space Plans, within three business days) after the submission thereof, then Landlord shall be deemed to have approved the Space Plans in question.

3. Working Drawings.

(a) Preparation and Delivery. On or before the earlier of (1) November 15, 2004, or (2) the 45th day following the date on which the Space Plans are approved (or deemed approved) by Landlord and Tenant (such earlier date is referred to herein as the “Working Drawings Delivery Deadline”), Tenant shall provide to Landlord for its approval final working drawings, prepared by the Architect, of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws.

(b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three business days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord may disapprove the Working Drawings only if the proposed improvements would compromise or otherwise adversely affect the Building’s Structure or the Building’s Systems or if such improvements do not comply with all Laws. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial working drawings within ten business days (or, in the case of resubmitted working drawings, within five business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question.

(c) Landlord’s Approval; Performance of Work. If any of Tenant’s proposed construction work will affect the Building’s Structure or the Building’s Systems, then the working drawings pertaining thereto must be approved by the Building’s engineer of record. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all Laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s common areas or elevator lobby areas, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, “Working Drawings” means the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Work to be performed in accordance with the Working Drawings.

4. Contractors; Performance of Work. The Work shall be performed only by general contractors approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord agrees that Constructors & Associates, James R. Thompson General Contractors, Scott & Reid General Contractors and MAPP Construction are each approved contractors. All contractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord’s other contractors.

5. Construction Contracts.

(a) Tenant’s General Contractor. Tenant shall enter into a construction contract with a general contractor selected by Tenant and approved by Landlord in a form acceptable to Tenant’s representative for the Work, which shall comply with the provisions of this Section 5 and provide for, among other things, (1) a one-year warranty for all defective Work; (2) a requirement that Tenant’s Contractor maintain general commercial liability insurance of not less than a combined single limit of $5,000,000, naming Landlord, Landlord’s property management company, Landlord’s asset management company, Landlord’s Mortgagee, Tenant, and each of their respective Affiliates as additional insureds; (3) a requirement that the contractor perform the Work in substantial accordance with the Space Plans and the Working Drawings and in a good and workmanlike manner; (4) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (5) those items described in Section 5(b) (collectively, the “Approval Criteria”). Landlord will not unreasonably withhold, delay or condition its Consent so long as the Approval Criteria is satisfied. Landlord shall have three business days to notify Tenant whether it approves the proposed construction agreements. If Landlord disapproves of the proposed construction agreements, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction agreements to correct the objections and resubmit them to Landlord within two business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have two business days to notify Tenant whether it approves the revised construction agreements. If Landlord fails to notify Tenant that it disapproves of the construction agreements within three business days after the initial construction agreements or two business days after the revised construction agreements (as the case may be) are delivered to Landlord, then Landlord shall be deemed to have approved the construction agreements.

(b) All Construction Contracts. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant’s construction contracts shall: (1) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (2) be in a contract form that satisfies the Approval Criteria, (3) require the contractor and each subcontractor to name Landlord, Landlord’s property management company, Landlord’s asset management company, and Tenant as additional insured on such contractor’s insurance maintained in connection with the construction of the Work, (4) be assignable following an Event of Default by Tenant under this Lease to Landlord and Landlord’s Mortgagees, and (5) contain at least a one-year warranty for all workmanship and materials.

6. Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building’s common areas or elevator lobby areas, or (b) if any such requested change might delay the Commencement Date, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed, which plan shall be incorporated into this Exhibit C by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

7. Definitions. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by the Architect) in accordance with the Working Drawings and a temporary certificate of occupancy has been issued with respect to the Work. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed.

8. Intentionally deleted.

9. Excess Costs. The entire cost of performing the Work (including design of and space planning for the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance.

10. Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $2,825,800 (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. Up to $6.00 per rentable square foot in the Premises of the Construction Allowance may be used for (a) design fees for architect/interior designer and consultants, (b) project/construction management fees, (c) data/telephone cabling, (d) security equipment and cabling, (e) construction of improvements, (f) required permits and fees related to the improvements, (g) acquisition costs of furniture (including modular furniture, cubicles and/or built-in furniture), (h) signage and graphics permanently installed in the lease space or on the Building, and (i) auxiliary equipment required for the operation of the Tenant’s business, such as dumpsters, generators, and additional HVAC. No advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs exceed the amount of the Construction Allowance. Thereafter, Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items: (1) a request for payment, (2) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, and (3) the Architect’s certification that the Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 20% of the Construction Allowance, (A) the permanent certificate of occupancy issued for the Premises, (B) Tenant’s occupancy of the Premises, (C) delivery of the architectural “as-built” plan for the Work as constructed (as set forth above) to Landlord’s construction representative (set forth below), and (D) an estoppel certificate confirming such factual matters as Landlord or Landlord’s Mortgagee may reasonably request (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until 30 days following Landlord’s receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (i) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (ii) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (iii) the conditions to the advance of the Construction Allowance are not satisfied, or (iv) an Event of Default by Tenant exists. After the final completion of the Work and a reconciliation by Landlord of the Construction Allowance and the Total Construction Costs, Tenant may use any excess Construction Allowance towards the cost of Tenant’s out-of-pocket moving expenses related costs, and if any excess Construction Allowance remains after the payment of such moving expenses, then Landlord shall pay to Tenant any remaining excess Construction Allowance (up to a maximum of $4.00 per rentable square foot in the Premises). The Construction Allowance must be used (that is, the Work must be fully complete and the Construction Allowance disbursed) within six months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.

11. Construction Management. Centerpoint Advisors, Ltd. (“Centerpoint”) will act as Tenant’s Project/Construction Manager for the build-out of the lease improvements. Centerpoint is an agent of the Tenant and will manage the process on the Tenant’s behalf. The Tenant will contract with Centerpoint for its services to manage the design and construction process, and Centerpoint will act as liaison between Tenant and Landlord, Tenant and Contractor, Tenant and Designer and any Tenant contractors/vendors. Centerpoint’s fee will be paid from the Construction Allowance. Landlord or its Affiliate or agent shall have the right to inspect the Work (including inspecting the Work for the purposes of confirming the Work has been completed) and coordinate the relationship between the Work the Building and the Building’s Systems; however, Landlord shall not be responsible for acting as a liaison between the contractor and Tenant, or performing any other construction management supervision services with respect to the Work. Tenant shall not be obligated to pay to Landlord a construction supervision fee.

12. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Robert Brandt
c/o Trammell Crow Company
2200 Ross Avenue, Suite 3700
Dallas, Texas 75201
Telephone: 214-979-6396
Telecopy: 214-979-6377

Tenant’s Representative:	David Gunderson
c/o Centerpoint Advisors, Ltd.
13355 Noel Road, Suite 400
Dallas, Texas 75240
Telephone: 214-446-4500
Telecopy: 214-446-4570

With a copy to:	Marti Croft
c/o Republic Underwriters Insurance Company
2727 Turtle Creek Boulevard
Dallas, Texas 75219
Telephone: 214-559-1264
Telecopy: 214-526-2104

13. Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8(a) and 22 of this Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT C-1

REPAIR ITEMS

1. Fire System – The items in the Building’s fire suppression system currently flagged with “yellow tags” requiring work in order to comply with the City of Dallas building code shall be repaired and/or modified by Landlord to comply with such building code.

2. Roof

•	Landlord will use reasonable efforts to transfer the roof warranty and pay the associated transfer fee [Note: the roof warranty does not automatically transfer.]

•	Landlord will install two (2) through-wall scuppers and add crickets in order to correct any overflow and/or drainage issues.

•	Improper patches and membrane sealant repairs will be inspected by the manufacturer and properly repaired.

•	Silicone sealant strips will be installed at all metal coping joints.

•	Sealant deficiencies will be cut out and properly repaired at the counter flashing areas.

•	Landlord will repair or, at Tenant’s option, replace the skylight in the atrium with a comparable roof skylight system. Landlord will contribute up to $30,000 towards the cost, thereafter, Tenant will pay any excess.

•	Landlord will repair random ridges in the roof as required in order to transfer the existing roof warranty.

3. Building Exterior and Garage –Landlord shall make the following repairs to the building exterior and garage facility. Repairs shall be made in a good and workmanlike manner. A minimum of a one year warranty for materials and labor shall be transferred to Tenant upon completion.

(a)	Exterior Insulated Finish System (EIFS)

Damaged areas and previous repairs to the EIFS system will be repaired utilizing industry standards of repair with materials compatible with the existing system. The existing joints will be primed with a product similar to “Demandit” prior to the installation of new sealant. The previous sealant repairs, hail damage, and cracking will be removed and repaired utilizing a polymer-modified cementitious patching material with a new base coat, mesh and finish coat installed to the original wall profile. Upon completion of the repairs, the EIFS will be cleaned utilizing detergents and pressure washed. The entire existing system will be primed and two (2) coats of elastomeric coating installed.

(b)	Sealants

Existing expansion/control joint sealant will be removed. The EIFS joint will be rebuilt utilizing a “Demandit” type primer. New silicone sealant and joint backing material will be installed. To the extent possible and without material increased cost to Landlord, sealants will have a 10-year labor and material warranty.

Existing expansion sealant at the EIFS to concrete structure will be removed, the joint cleaned of residue, primed and new sealant and joint backing material installed.

C-1-1

The existing window perimeter sealant will be removed. The joint will be cleaned by mechanical methods and the EIFS side of the joint reformed utilizing industry recommended materials and procedures. The joint will be primed and new silicone sealant and joint backing material installed.

All penetration, louver and door perimeter sealant will be removed, the joint cleaned and primed and new silicone sealant with joint backing material installed.

(c)	Ribbon Window System

The Ziplock strip gasket and glass will be cleaned and prepared to receive the wet glazing. New silicone sealant wet glazing will be installed. A minimum ¼-inch bond to both the gasket and glass will be accomplished.

The vision glass will be professionally cleaned utilizing detergents and chemicals specifically formulated for cleaning glass.

(d)	Parking Garage

Horizontal perimeter joint sealants will be removed, the joints cleaned, primed and new joint backing and sealant installed. New joint backing and sealant will also be installed at precast panel-to-panel rise wall joints in intermediate walls. Previous crack control sealant repairs will be replaced. Crack repairs will be accomplished with crack control sealant replacement.

Existing spalls will be cut to rectangular shapes and loose and defective concrete removed leaving a 1/16-inch fractured aggregate surface to receive new patches. Any exposed steel will be coated with rust inhibitive primer and new patches will be installed. Areas will then be coated and feathered into adjacent coated surfaces.

Light poles, handrails, rust deposits on exterior wall panels and exposed metal will be cleaned, primed and painted.

To help eliminate storm water entry into the garage, new small troughs will be cut into the exposed topping between the drains to ensure proper drainage at the perimeters. New trench drains will be installed at the base of the garage ramps.

Areas where weld plates have fractured, the panel corners will be shored and rebuilt or repaired with epoxy injections where practical.

The garage will be re-striped.

The masonry on both penthouse structures will be pointed as necessary, walls cleaned and new elastomeric coating installed.

Joints between the CMU and concrete structure will have mortar routed, the joint cleaned, primed and new backer rod and sealant joint installed.

New expansion joints will be saw cut into the block at upper concrete bearing areas.

5. Asbestos Containing Materials (ACM) – Landlord shall abate all ACM identified by HBC Terracon and described in its Asbestos Survey Report dated August 10, 2004, in accordance with state and federal regulations.

6. Concrete Paving Repairs – Landlord will repair or replace damaged concrete in the surface parking lot and drive aisles up to a total cost not to exceed $28,000.00.

C-1-2

EXHIBIT D

CONFIRMATION OF COMMENCEMENT DATE

                    , 2005

Republic Underwriters Insurance Company

5525 LBJ Freeway

Dallas, Texas 75240

Attn: Parker Rush

Re:	Lease Agreement (the “Lease”) dated August 31, 2004, between TC Dallas #2, LP, a Delaware limited partnership (“Landlord”), and Republic Underwriters Insurance Company, a Texas corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Project. Tenant has accepted possession of the Project pursuant to the Lease. Any improvements required or authorized by the terms of the Lease to be made by Tenant or Landlord have been completed to the full and complete satisfaction of Tenant in all respects, and Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Project are suitable for the Permitted Use.

2. Commencement Date. The Commencement Date of the Lease is                     , 2005.

3. Rent Commencement Date. The Rent Commencement Date of the Lease is                     , 2005.

4. Expiration Date. The Term is scheduled to expire on the last day of the 144th full calendar month of the Term, which date is                     , 2017.

5. Contact Person. Tenant’s contact person in the Premises is:

Republic Underwriters Insurance Company

5525 LBJ Freeway

Dallas, Texas 75240

Attention: Marti Croft

Telephone:         -         -

Telecopy:         -         -

6. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) to the best of Tenant’s knowledge following reasonable inquiry, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

7. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

D-1

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

TC DALLAS #2, LP, a Delaware limited partnership

By:	TCDFW Investment and Development, Inc., a Delaware corporation, its general partner

By:
Name:
Title:

Agreed and accepted:

REPUBLIC UNDERWRITERS INSURANCE COMPANY, a Texas corporation

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between                                     , a                         , as Landlord, and the undersigned as Tenant, for the Premises on the                  floor(s) of the office building located at                                 ,                      and commonly known as                                     , and hereby certifies as follows:

1. The Lease consists of the original Lease Agreement dated as of                     , 200   between Tenant and Landlord[‘s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state “none”):__________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3. The Term commenced on                             , 200   and the Term expires, excluding any renewal options, on                             , 200  , and Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4. Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”): ___________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

5. All monthly installments of Basic Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Basic Rent is $            .

6. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

7. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8. No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

9. If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

E-1

10. There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

12. All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord’s Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.

Executed as of                         , 200  .

TENANT:	REPUBLIC UNDERWRITERS INSURANCE COMPANY, a Texas corporation

By:
Name:
Title:

E-2

EXHIBIT F

TAXES

1. Payment of Taxes by Tenant. Beginning as of the Commencement Date and continuing throughout the remainder of the Term, Tenant shall pay, before they become delinquent, all Taxes for each year and partial year falling within the Term. Upon its receipt thereof, Landlord shall promptly (in any event, within five business days) deliver to Tenant all notices of appraised value and similar notices from the appropriate taxing authorities and property tax invoices received by Landlord in connection with the Project. Tenant shall furnish to Landlord, not later than 15 days before the date any such Taxes become delinquent, official receipts of the appropriate taxing authority, if available, or other reasonable evidence of payment thereof. If Tenant should fail to pay any Taxes required to be paid by Tenant hereunder, in addition to any other remedies provided herein, Landlord may, if it so elects but with no obligation to do so, pay such Taxes. Any out-of-pocket sums expended by Landlord to pay such Taxes (including all penalties, interest and attorneys’ fees which have accrued due to Tenant’s failure to pay) shall be deemed to be Additional Rent owing by Tenant to Landlord and shall be due and payable within 30 days after written request therefor. Taxes for any fractional month at the beginning or the expiration of the Term shall be prorated based on 1/365 of the then-current annual Taxes for each day of the partial month this Lease is in effect. “Taxes” means all taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement) now or hereafter attributable to the Project (or its operation), excluding, however, federal and state taxes on income and Texas franchise taxes as they are presently enacted (if the present method of taxation changes so that in lieu of the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). For purposes of clarification (and without limiting the foregoing) if Texas franchise taxes are hereafter changed to be applicable to limited or general partnerships and Landlord is subject to such franchise taxes, such franchise taxes will be included in Taxes hereunder. Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. If Tenant is leasing the entire Project as of January 1 of any property tax year and provided no Event of Default then exists, upon 15 days’ written notice to Landlord, Tenant may, at its expense, contest the validity or amount of any property taxes applicable to the Project in accordance with all applicable Laws. Notwithstanding anything herein and to the contrary, Tenant shall continue to pay all Taxes (including property taxes) as provided in this Lease during the pendency of any such contest, subject to Tenant’s right of reimbursement of any amounts overpaid as determined by the results of such tax contest.

2. Escrow of Taxes.

(a) In order to ensure the payment of all Taxes, Tenant agrees to deposit with any Landlord’s Mortgagee (defined below) requiring payment of Taxes to it in escrow or, if requested by Landlord following an Event of Default hereunder by Tenant, with Landlord, on the first day of each and every month during the Term, one-twelfth (1/12) of all Taxes for the ensuing 12-month period as reasonably estimated by Landlord or Landlord’s Mortgagee based on current bills for same (or, if unavailable, based on the previous year’s bills). Tenant shall deposit, at least 15 days prior to the first date on which any interest or penalty will accrue or be assessed for the nonpayment of any Taxes (“Due Date”), such additional amounts as may be necessary so that there shall be sufficient funds in such deposit account to pay each such Tax at least 15 days in advance of the Due Date thereof. If the total monthly deposits made by Tenant under this Exhibit F during any calendar year exceed the actual Taxes for such calendar year, Landlord or Landlord’s Mortgagee, as the case may be, shall retain such excess and credit it to Tenant’s future deposits under this Exhibit F (unless such adjustment is at the end of the Term, in which event Landlord shall refund such excess to Tenant as provided in Section 2(d) of this Exhibit F). If Tenant is required to escrow the payment of Taxes with Landlord as a result of an Event of Default by Tenant hereunder, Tenant shall no longer be required to escrow such Taxes with Landlord as a result of such Event of Default so long as Tenant fully cures such Event of Default and no other Event of Default occurs for a period of 12 months following the cure.

F-1

(b) If at any time the amount of any Tax is increased or Landlord or Landlord’s Mortgagee receives notice indicating that such Tax will be increased, and if the monthly deposits then being made by Tenant for this purpose would not make up a fund sufficient to pay such Tax 15 days prior to the Due Date, said monthly deposits shall thereupon be increased and Tenant shall, within 15 days following written notice of such increase, deposit with Landlord (or with Landlord’s Mortgagee, as the case may be) sufficient money so that the money then on hand for the payment of said Tax plus the increased one-twelfth (1/12) payments shall be sufficient to pay such Tax at least 15 days before the Due Date of such Tax.

(c) For the purpose of determining whether Landlord (or Landlord’s Mortgagee, as the case may be) has on hand sufficient moneys to pay any particular Tax at least 15 days prior to the Due Date therefor, deposits for each category of Tax shall be treated separately, it being the intention of the parties hereto that moneys deposited for the payment of an item not yet due and payable shall not be used for the payment of an item that is due and payable. Notwithstanding the foregoing, if Tenant fails to make any deposit required hereunder, Landlord (or Landlord’s Mortgagee) may use deposits for one item for the payment of another item then due and payable.

(d) Upon the expiration of the Term, all such deposits then held shall be applied on account of any and all sums due to Landlord under this Lease and Tenant shall forthwith pay the resulting deficiency. The excess, if any, shall be returned to Tenant. If such funds are deposited with Landlord’s Mortgagee, Landlord will request that Landlord’s Mortgagee maintain such funds in an interest-bearing account. Unless Landlord’s Mortgagee agrees otherwise, Tenant shall not be entitled to any interest on such funds so deposited with Landlord’s Mortgagee.

3. Payment of Taxes. Unless escrowed as provided in Section 2 of this Exhibit F, Tenant shall make all payments of Taxes directly to the appropriate taxing authorities. With respect to Taxes payable for calendar year 2005, Landlord shall pay to Tenant (or, if applicable, the applicable taxing authority or to the holder of any tax escrow) Landlord’s portion of the ad valoren taxes for the Project for its period of ownership during such year (i.e., Landlord shall be responsible for paying the ad valorem taxes for the Project for the period from January 1, 2005 through the day before the Commencement Date).

F-2

EXHIBIT G

INSURANCE

1. Insurance. Throughout the Term, Tenant, at its own cost and expense, shall carry and maintain insurance coverage set forth below:

(a) Property Insurance.

(1) All Risks; Replacement Value. Insurance on the Project (including, without limitation, all improvements thereto hereafter made by Tenant) and all fixtures, equipment and personal property at the Project under an “All Risks of Physical Loss” policy (hereinafter referred to as “All Risks”) including, without limitation, coverage for loss or damage by water, flood, subsidence and sprinkler damage; such insurance to be written for full replacement value without deduction for depreciation, i.e., in an amount equal to the greater of (A) 100% of the full costs of replacement of the Project and such fixtures, equipment and personal property (less the cost of excavations, foundations and footings below the basement floor) without deduction for depreciation or (B) an amount sufficient to prevent Tenant from becoming a co-insurer of any loss under the applicable policy. The policy shall contain such endorsements as Landlord may reasonably require, including “Replacement Cost,” “Agreed Amount” deleting the co-insurance provision of the policy and “Building Ordinance & Law.” If not otherwise included within the “All Risks” coverage specified above, Tenant shall carry or cause to be carried, by endorsement to such “All Risks” policy, coverage against damage due to water and sprinkler leakage, flood and collapse and shall be written with limits of coverage reasonably required by Landlord. The property coverage may not exclude the peril of terrorism (or Tenant must obtain a separate policy insuring the Project against acts of terrorism). The Replacement Value shall include the cost of debris removal and, if available, the value of grading, paving, landscaping, architects, and development fees.

(2) Boiler and Machinery Insurance. Boiler and Machinery Insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, ventilation and air conditioning equipment, and elevator and escalator equipment and insurance against loss of occupancy or use arising from any breakdown of any such items, with limits as from time to time customary for like property of the same type of installation as the Project and appropriate in the light of the cost of repairing potential damage.

(3) Rent Loss Insurance. Rent loss insurance coverage insuring the gross revenue receipts for the Project for a period of no less than 18 months if the Premises are destroyed or rendered untenantable by any cause insured against (it being understood that the existence of such insurance shall not reduce Tenant’s obligation to pay Rent hereunder without diminution, except as expressly provided in this Lease).

(4) Plate Glass Coverage. If the Project contains plate glass, plate glass insurance in such amounts as Landlord may reasonably determine.

(5) Flood Insurance. If the Project is located in a Special Flood hazard area as determined by the Secretary of Housing and Urban Development, flood insurance.

(6) Builder’s Risk. If Tenant ever makes alterations or constructs improvements in the Project, Tenant shall, at it expense, procure and maintain contingency liability and builder’s risk insurance in an amount and with coverages reasonably satisfactory to Landlord.

(7) Personal Property. Tenant shall, at Tenant’s sole cost and expense, insure Tenant’s furniture, equipment, fixtures, computers, office machines, personal property, improvements and betterments and Tenant’s trade fixtures.

(b) Liability Insurance. Commercial general liability insurance, including contractual liability (specifically covering this Lease), fire legal liability, and products completed operations, all on an “occurrence” policy form with a minimum combined single limit in the amount of one million dollars ($1,000,000) per occurrence for bodily injury or personal injury to, illness or death of persons, and damage to property occurring in, on or about the Project or as a result of the completed operations of the Project.

(c) Excess Liability Insurance. Umbrella or excess liability insurance for not less than ten million dollars ($10,000,000) per occurrence for bodily injury or personal injury to, illness or death of persons, and damage to property occurring in, on or about the Project or as a result of the completed operations of the Project.

(d) Worker’s Compensation Insurance. Worker’s compensation and employer’s liability insurance in all states in which the Premises and any other operations of Tenant are located and any other state in which Tenant may be subject to any statutory or other liability arising in any manner whatsoever out of the actual or alleged employment of others. In addition to the insurance carried by Tenant, during the course of any alteration or repair work undertaken by a contractor hired by or for Tenant, Tenant shall require such contractor to carry public liability insurance in limits of not less than $3,000,000 or such other amounts reasonably approved by Landlord.

(e) Miscellaneous Insurance. Such other insurance in such amounts as from time to time reasonably may be required by Landlord or Landlord’s Mortgagee.

2. Insurance Providers. All insurance provided for in this Exhibit G shall be in such form and shall be issued by such responsible insurance companies licensed to do business in the State in which the Project is located and having a A.M. Best claims rating (or the equivalent of such rating) of at least “A:X” or better and as are reasonably approved by Landlord. Upon the execution of this Lease with respect to the insurance described in Section 1(b), 1(c) and 1(d) of this Exhibit, and upon the Commencement Date with respect to the other insurance required under this Exhibit, and, thereafter, not less than 15 days prior to the expiration dates of the expiring policies required pursuant to this Exhibit G, certificates of insurance and certified copies of the insurance policies or renewal certificates, as the case may be, bearing notations evidencing the payment in full of premiums or accompanied by other evidence reasonably satisfactory to Landlord of such payment, shall be delivered by Tenant to Landlord, in each case for Landlord’s review and approval on an annual basis.

3. Named Insureds. The policies of insurance provided for in Section 1(a) of this Exhibit G shall name Landlord and Landlord’s Mortgagee as additional insureds and loss payees, as their respective interests may appear and shall include the interest of Landlord’s Mortgagee on a standard non-contributory mortgagee endorsement. Landlord and Landlord’s Mortgagee shall be named as additional insureds under the policies provided for in Section 1(b) and 1(c) of this Exhibit G. All such policies shall also be payable, if required by Landlord’s Mortgagee, to such Landlord’s Mortgagee as the interest of such Landlord’s Mortgagee may appear.

4. Compliance with and No Violation of Insurance. Tenant shall not violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this Exhibit G, and Tenant shall perform, satisfy and comply with or cause to be performed, satisfied and complied with the conditions, provisions and requirements of the insurance policies and the companies writing such policies so that, at all times, companies reasonably acceptable to Landlord provide the insurance required by this Exhibit G.

5. Additional Insurance Provisions. Each policy of insurance required to be carried pursuant to the provisions of this Exhibit G shall contain (a) an agreement by the insurer that such policy shall not be canceled, modified or denied renewal without at least 30 days prior written notice to Landlord and shall remain in effect notwithstanding any such cancellation or alteration until such notice has been given to Landlord and such period of 30 days has elapsed, (b) an agreement that if cancellation is due to nonpayment of premiums, the insurer will so specify in the notice given in (a) above and will reinstate the policy upon payment of the premiums by Landlord or Landlord’s Mortgagee, (c) a waiver of subrogation by the insurer, and (d) commercially reasonable deductibles reasonably acceptable to Landlord. In the event Tenant fails to maintain, or cause to be maintained, or deliver and furnish to Landlord copies of certificates of insurance required by this Lease and such failure continues for ten days following written notice thereof to Tenant, Landlord may procure such insurance for the benefit only of Landlord and Landlord’s Mortgagee for such risks covering Landlord’s interests, and Tenant will pay all premiums thereon, together with an administration fee of 15% of such cost, within 30 days after demand by Landlord. In the event

Tenant fails to pay such premiums (or reimburse Landlord) upon demand the amount of all such premiums shall bear Interest from the date paid by Landlord until reimbursed by Tenant. All insurance under this Exhibit G to be maintained by Tenant shall be primary and non-contributing with any insurance which may be carried by Landlord, and shall afford coverage for all claims based on any act, omission, event or condition that occurred or arose (or the onset of which occurred or arose) during the policy period other than as a result of the gross negligence or willful misconduct of Landlord. Upon the issuance of each such policy to be maintained by Tenant, Tenant shall deliver a certificate of insurance to Landlord and, upon request of Landlord, a copy of each such policy, for retention by Landlord. Tenant may maintain the insurance required by this Exhibit G under blanket insurance policies, provided that the insurer provides evidence that an amount necessary to meet the requirements of this Exhibit G has been reserved for the Project.

6. Insurance Limits. If by reason of changed economic conditions the insurance amounts referred to in this Lease become inadequate, upon Landlord’s request, the limits shall be reasonably increased by Landlord from time to time to meet changed circumstances including but not limited to changes in purchasing power of the dollar and changes indicated by the course of plaintiffs’ verdicts in personal injury actions in the District Court of the county in which the Project is located.

EXHIBIT H

RENEWAL OPTION

Provided no Event of Default exists and Tenant is occupying the entire Premises at the time of such election, Tenant may renew this Lease for one additional period of five years, by delivering written notice of the exercise thereof to Landlord not earlier than 18 months nor later than 12 months before the expiration of the Term. The Basic Rent payable for each month during such extended Term shall be the prevailing rental rate (the “Prevailing Rental Rate”), at the commencement of such extended Term, for renewals of space of equivalent quality, size, utility and location in similar-class buildings in the submarket in which the Building is located, with the length of the extended Term, the availability of covered and uncovered parking spaces and the credit standing of Tenant to be taken into account. Within 30 days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Basic Rent, if any, and the other terms and conditions offered. Tenant shall, within 30 days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(a) Basic Rent shall be adjusted to the Prevailing Rental Rate;

(b) Tenant shall have no further renewal option unless expressly granted by Landlord in writing; and

(c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

If Tenant timely rejects Landlord’s determination of the Prevailing Rental Rate, Landlord and Tenant shall use good-faith efforts to agree to the Prevailing Rental Rate within a 30 day period immediately following Tenant’s written notice to Landlord rejecting Landlord’s determination of the Prevailing Rental Rate. If Landlord and Tenant are unable to agree to the Prevailing Rental Rate during such 30 day period, then Tenant may, in a written notice to Landlord delivered prior to the expiration of such 30 day negotiating period, require that the determination of the Prevailing Rental Rate be made by brokers (and if Tenant makes such election, Tenant shall be deemed to have irrevocably renewed the Term, subject only to the determination of the Prevailing Rental Rate as provided below). In such event, within ten days thereafter, each party shall select a qualified commercial real estate broker with at least ten years experience in leasing property and buildings in the city or submarket in which the Premises are located. The two brokers shall give their opinion of prevailing rental rates within 20 days after their retention. In no event, however, shall the Basic Rent in the renewal term be less than the then current Basic Rent rate per rentable square foot in effect hereunder. In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding 20-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above. This third broker shall immediately (within five days) choose either the determination of Landlord’s broker or Tenant’s broker and such choice of this third broker shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate broker. Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker. The parties shall immediately execute an amendment as set forth above. If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant’s rights under this Exhibit shall terminate and Tenant shall have no right to renew this Lease.

Tenant’s rights under this Exhibit shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets more than 50,000 rentable square feet of the Premises, or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

H-1

EXHIBIT I

LETTER OF CREDIT

[BANK LETTERHEAD]

                    , 200

IRREVOCABLE LETTER OF CREDIT NO.

_____________________________________

c/o Trammell Crow Company

2001 Ross Avenue, Suite 3400

Dallas, Texas 75201

Attn: Richard Fletcher

Gentlemen:

                            , a national banking association (“Bank”), of             ,                                  hereby issues its Irrevocable Letter of Credit in favor of                                     , a                             , and/or its successors and assigns (“Landlord”), for the account of Republic Underwriters Insurance Company, a Texas corporation (“Tenant”) up to the aggregate amount of $            , available at sight by the drafts of Landlord on Bank. Drafts drawn on this Letter of Credit will be honored when presented, accompanied only by a letter or certificate purportedly signed by a representative of Landlord stating Landlord is entitled to draw on this Letter of Credit under the terms of the Lease Agreement, dated as of August 31, 2004, between Landlord and Tenant. Partial draws shall be permitted hereunder. This Letter of Credit is transferable. Bank shall look solely to Tenant for payment of any fee for such transfer. Such payment is not a condition to transfer.

All drafts drawn by reason of this Letter of Credit and in accordance with the above conditions, will meet with due honor when presented at the office of Bank in                             ,                             .

The obligations of Bank shall not be subject to any claim or defense by reason of the invalidity, illegality, or inability to enforce any of the agreements set forth in the above Lease Agreement.

This Letter of Credit is subject to the International Standby Practices–ISP98, International Chamber of Commerce Publication 590 when not in conflict with the express terms of this Letter of Credit or with the provisions of Article 5 of the Texas Business and Commerce Code, as amended.

This Letter of Credit shall terminate at 3:00 p.m. Central Standard [or Daylight Savings] Time on                                      [Insert date 120 days following scheduled expiration of the Term / OR, if Letter of Credit will be automatically renewed annually, insert date one year after date of Letter of Credit and add: This Letter of Credit shall be deemed automatically extended without amendment(s) for successive period(s) of one year each from its current or any future expiration date(s) but in any event not beyond                                          {Insert date 120 days following scheduled expiration of Term}] which shall be the final expiration date of this Letter of Credit, unless, at least 60 days prior to the then current expiration date, Bank notifies Landlord in writing by certified mail, return receipt requested, at the following address (or at such other address as Landlord may specify by written notice to Bank), that this Letter of Credit will not be extended beyond the current expiration date; provided, that Bank’s obligation to make any payment hereunder in respect of a drawing request made prior to the expiry hereof shall continue until payment is made:

_____________________________________

c/o Trammell Crow Company

2001 Ross Avenue, Suite 3400

Dallas, Texas 75201

Attn: Richard Fletcher

I-1

Amounts drawn upon this Letter of Credit are to be endorsed on the reverse side of this Letter of Credit by Bank.

By:
Name:
Title:

I-2